Exhibit 3.4

CERTIFICATE OF VALIDATION

OF

NUVOX THERAPEUTICS, INC.

NuvOx Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1. The Corporation has ratified one or more defective corporate acts (as defined in Section 204(h) of the General Corporation Law of the State of Delaware (the “General Corporation Law”) that would have required the filing of a certificate under Section 103 of the DGCL.

2. The defective corporate act that is the subject of this Certificate of Validation is the issuance of an aggregate of 2,347,136 shares of the Corporation’s Series A-2 Convertible Preferred Stock, $0.001 par value per share, (“Series A-2 Stock”) between January 31, 2023 and March 31, 2026 at a time when the Corporation’s Certificate of Incorporation (the “Certificate”) authorized 2,207,578 shares; of which, 149,688 shares were issued and recorded on the stock ledger of the Corporation between January 1, 2026 and March 31, 2026, meaning that the Corporation issued 144,558 shares of Series A-2 Stock between January 1, 2026 and March 31, 2026 greater than of the number of shares thereof authorized in the Certificate for such Series, resulting in an “overissuance,” as such term is defined in Section 204(h) of the General Corporation Law (together, the “Overissuance”). The number and type of shares of putative stock issued in connection with the Overissuance, the date upon which such putative shares were purported to have been issued, are as set forth on Exhibit A attached hereto.

3. The nature of the failure of authorization in respect of the Overissuance was: (a) the failure of the Certificate to have been amended before the Overissuance to designate the requisite number of authorized shares of Series A-2 Stock; and (b) the failure of the Board to adopt resolutions approving such an amendment to the Certificate (collectively, the “Preferred Stock Failure of Authorization”).

4. The Preferred Stock Failure of Authorization and the Overissuance were duly ratified in accordance with Section 204 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) pursuant to a unanimous written consent of the Board of Directors of the Corporation dated June 11, 2026 and the written consent of the holders of a majority of the outstanding shares of the Corporation’s stock, the holders of a majority of all outstanding shares of the Corporation’s common stock, $0.001 par value per share, and the written consent of the holders of a majority of the outstanding shares of the Corporation’s Series A-1 Preferred Stock, $0.001 par value per share, and the Series A-2 Stock, voting together as a single class, entitled to vote thereon dated June 12, 2026 in accordance with Section 228 of the General Corporation Law.

5. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware under Section 103 of the General Corporation Law on December 29, 2022. No amendment has since been filed under Section 103 of the General Corporation Law in respect of the Overissuance. An amendment to the certificate containing all of the information required to be included under Section 242 of the General Corporation Law to give effect to the Overissuance is attached hereto as Exhibit B. Such amendment shall be deemed to have become effective as of 12:01a.m. on January 1, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer as of this 16th day of June, 2026.

By:	/s/ Rong Wang
Name:	Rong Wang
Title:	Chief Executive Officer

Exhibit A

Overissuance:

Class and Series of Shares	Number of Putative Shares	Date of Issuances
Series A-2 Convertible Preferred	144,558	January 1, 2026 – March 31, 2026

Exhibit B

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

NUVOX THERAPEUTICS, INC.,

A Delaware corporation

Pursuant to Section 242 of

The General Corporation Law of the State of Delaware (the “DGCL”)

NuvOx Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Corporation’s Certificate of Incorporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on December 29, 2022;

SECOND: Pursuant to a unanimous written consent, in accordance with § 141(f) of the DGCL, the Board of Directors of the Corporation (the “Board”) duly adopted resolutions: (a) ratifying, approving, adopting, and confirming an overissuance of shares of Series A-2 convertible preferred stock of the Corporation; and (b) approving the form of certificate of validation in a form required by Section 204 of the DGCL (the “Certificate of Validation”) and its filing with the Delaware Secretary; and declared the foregoing to be advisable and in the best interest of the Corporation and its stockholders,

THIRD: The Certificate of Validation has been filed with, and approved by, the Delaware Secretary and is now effective;

FOURTH: Pursuant to a unanimous written consent, in accordance with §141(f) of the DGCL, the Board proposed to amend the Certificate, declaring that amendment to be advisable and in the best interest of the Corporation and its stockholders, recommended the approval thereof by the stockholders of the Corporation entitled to vote thereon, and authorizing the appropriate offices of the Corporation to solicit the consent of the stockholders entitled to vote thereon, which resolutions setting forth the proposed amendment are as follows:

NOW, THEREFORE, BE IT RESOLVED that the first sentence of ARTICLE FOURTH, Part B the Certificate of Incorporation be amended to increase the number of shares designated as Series A-2 Stock to 2,347,136.

FIFTH: Pursuant to Section 228 of the DGCL, the foregoing amendment to the Certificate was approved by the holders of the requisite number of shares entitled to vote thereon (the “Approving Stockholders”);

SIXTH: The Board and Approving Stockholders have deemed that it is in the best interest of the Corporation and has authorized and directed the undersigned to execute this amendment and file it with the Delaware Secretary.

SEVENTH: In accordance with Section 242 of the DGCL, upon the filing of this amendment to the Certificate with the Delaware Secretary, that the Certificate be and hereby is amended accordingly.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate to be signed by a duly authorized officer of the Corporation, to be effective on and as of the date on which it is filed with the Delaware Secretary.

NUVOX THERAPEUTICS, INC.

By:	/s/ Rong Wang
Name:	Rong Wang
Title:	Chief Executive Officer